Exhibit 2.3

AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT
THIS AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of December 11, 2018, is made and entered into by and between Adtalem Global Education Inc., a Delaware corporation (“Seller”) and Cogswell Education, LLC, a Delaware limited liability company (“Buyer”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
A. The Parties desire to amend the Stock Purchase Agreement (the “Agreement”), dated as of December 4, 2017, as amended by the Amendment No. 1 to Stock Purchase Agreement, dated as of August 2, 2018, by and between the Parties;
B. All capitalized terms used, but not defined, in this Amendment will have the meanings assigned to such terms in the Agreement; and
C. In accordance with Section 11.02 of the Agreement, the Parties have determined to amend the Agreement as set forth in this Amendment.
AGREEMENT
Intending to be legally bound, the Parties hereby agree as follows:
ARTICLE 1
AMENDMENTS
Section 1.01        Section 1.01 of the Agreement is hereby amended to add immediately after the definition of “DOE” the following definition:
“DOE Indemnity Claim” means any claim made by DOE as a Buyer Indemnitee under Section 9.02(a)(iii)(E) of the Agreement.
Section 1.02        Section 9.02(a) of the Agreement is hereby amended and restated and shall, following this Amendment, read in full as follows:
“(a)              Subject to Article VI relating to Taxes and the provisions of this Article IX, including the limitations set forth in Section 9.04, Seller agrees to indemnify Buyer and its Affiliates, directors, managers, officers, employees, successors, permitted assigns, agents and representatives with respect to the indemnities set forth in this Section 9.02(a) and, solely with respect to the indemnity set forth in Section 9.02(a)(iii)(E), the DOE (collectively, the “Buyer Indemnitees”), against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Buyer Indemnitee to the extent arising out of or relating to:”

Section 1.03        Section 9.03(a) of the Agreement is hereby amended and restated and shall, following this Amendment, read in full as follows:
“(a)             Any Buyer Indemnitee or Seller Indemnitee seeking indemnification under this Agreement (an “Indemnified Party”) with respect to (i) any claim asserted against the Indemnified Party by a third party or (ii) any DOE Indemnity Claim (the claims set forth in clauses (i) or (ii), each a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.02 will promptly notify in writing (a “Claim Notice”) Buyer or Seller, as applicable (the “Indemnifying Party”), (or in the event of a DOE Indemnity Claim, Buyer and Seller, in which event Seller will be the Indemnifying Party) of the Third Party Claim (and, other than with respect to a DOE Indemnity Claim, in any event within 20 Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim), which Claim Notice will describe in reasonable detail the nature of the Third Party Claim, including the basis of the Indemnified Party’s request for indemnification under this Agreement and a reasonable estimate of any Damages suffered or expected to be suffered with respect thereto; provided, that, failure to promptly provide such Claim Notice will not relieve the Indemnifying Party of its indemnification obligations provided under this Agreement except to the extent the Indemnifying Party will have been prejudiced as a result of such failure or delay.  The Indemnified Party will promptly provide the Indemnifying Party, and in the event of a DOE Indemnity Claim, Buyer and Seller, with a copy of all papers served with respect to such claim (if any) promptly upon receipt thereof by the Indemnified Party.  Solely with respect to any DOE Indemnity Claim, for purposes of Section 9.03(b) – Section 9.03(d), Buyer will be deemed to be the Indemnified Party.  Notwithstanding anything to the contrary set forth herein, within five (5) Business Days of receipt by Seller of any (x) Claim Notice from the DOE related to a DOE Indemnity Claim or (y) papers served with respect to such DOE Indemnity Claim, Seller will provide copies of any and all such documents to Buyer.  Notwithstanding the foregoing requirement of providing a Claim Notice, DOE shall not be required to provide a Claim Notice or papers served with respect to such claim upon receipt of claims by students or borrowers, but only upon DOE’s adjudication of such claims and assertion of its right to indemnification; provided, that this provision shall not modify any notice requirements to the University or the DVU Transferred Entities under 34 CFR 685.222(e) or any successor regulation.”

Section 1.03       The second sentence of Section 9.03(b) of the Agreement is hereby amended and restated and shall, following this Amendment, read in full as follows:
“The Indemnifying Party will promptly notify the Indemnified Party (and in any event within 20 Business Days after having received any Claim Notice) with respect to whether or not it is exercising its right to assume and control the defense of any such Third Party Claim.”

Section 1.04       Section 9.04(d) of the Agreement is hereby amended and restated and shall, following this Amendment, read in full as follows:
“in no event will Seller’s aggregate Liability arising out of or relating to Section 9.02(a) exceed $340,000,000, plus any amount by which the DOE LC is drawn on under Section 5.08 (the “Cap”); however, notwithstanding anything in this Agreement to the contrary, Seller’s aggregate Liability under this Agreement, and Seller’s obligation to indemnify any Buyer Indemnitee under Section 9.02(a), will not exceed the Cap.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit, restrict, or modify the DOE’s statutory or regulatory authority to seek recourse from the DVU Transferred Entities for liabilities arising from their participation in the Title IV Programs.”
ARTICLE 2
MISCELLANEOUS
                      Section 2.01        Effect of Amendment.  This Amendment will be effective as of the date first written above.  After giving effect to this Amendment, unless the context otherwise requires, each reference in the Agreement and the Exhibits, Sections, Schedules and Disclosure Schedules thereto to “this Agreement”, “the Agreement”, “hereof”, “herein” or words of like import referring to the Agreement will refer to the Agreement as amended by this Amendment.  Except as amended hereby, the Agreement will continue in full force and effect and will be otherwise unaffected hereby.

                      Section 2.02       Counterparts; Effectiveness.  This Amendment may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment will become effective when each Party will have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Amendment will have no effect and no Party will have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .PDF or other equivalent format or by facsimile will be sufficient to bind the Parties to the terms and conditions of this Amendment.

                      Section 2.03        Headings. The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.

                      Section 2.04        Other Miscellaneous Terms.  The provisions of Article XI of the Agreement shall apply mutatis mutandis to this Amendment, and the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER:

ADTALEM GLOBAL EDUCATION INC.

By:
Name:	Stephen W. Beard
Title:	Senior Vice President and General Counsel

BUYER:

COGSWELL EDUCATION, LLC

By:
Name:	Bradley Palmer
Title:	Manager

Signature Page to Amendment No. 2 to Stock Purchase Agreement